Exhibit 5.1
Horwitz + Armstrong
A Professional Law Corporation

14 Orchard, Suite 200	North San Diego Office
Lake Forest, California 92630	804 N. The Strand #9
T: (949) 540-6540	Oceanside, CA 92054
F: (949) 540-6578

August 10, 2018

Know Labs, Inc.
500 Union Street, Suite 420
Seattle, WA 98101

Re:           Registration Statement on Form S-1; Post-Effective Amendment No. 1

Gentleman:

This law firm has represented Know Labs, Inc., formerly known as Visualant, Incorporated, a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-1/A, Amendment No. 1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of up to 3,571,428 shares of the Company’s common stock, consisting of:

 (i) up to 1,785,714 shares of our common stock that we may issue to the Selling Stockholder upon conversion of Series C Redeemable Convertible Preferred Stock at a conversion price of $0.25 per share, subject to certain adjustments (the “Shares”), and

(ii) up to 1,785,714 shares of common stock issuable upon the exercise of outstanding Series E Warrants (“Series E Warrant Shares”) at an exercise price of $0.25 per share, subject to certain adjustments.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined (i) the Registration Statement and the exhibits thereto, (ii) the Company’s Amended and Restated Certificate of Incorporation, and all amendments thereto, (iii) the Bylaws of the Company and all amendments thereto, (iv) certain resolutions of the board of directors of the Company, relating to the issuance and sale of the Shares and the Series C Convertible Preferred Stock, (v) Series E Warrants and (vi) certificates of officers of the Company and of public officials and other such records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified and conformed copies and the authenticity of the originals of such documents.

Based on the foregoing, we are of the opinion that the Shares covered by the Registration Statement are, upon issuance, validly issued, fully paid and non-assessable.

We express no opinion as to the effect or application of any laws or regulations other than those of the Nevada General Corporation Law (including the statutory provisions and all applicable provisions of the Nevada Constitution and the reported judicial cases interpreting those laws currently in effect) and the federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, Series E Warrant Shares, the Registration Statement or the prospectus included therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the prospectus included in the Registration Statement under the heading “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ Horwitz + Armstrong Horwitz + Armstrong, A Professional Law Corporation